CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated June 22, 1996 included in the Company's Form 8-K filed on August 2, 1996, and the incorporation by reference of our reports dated January 15, 1996 included in the Company's Form 10-K for the year ended December 31, 1995, and to all references to our firm included in or made a part of this Registration Statement.

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Atlanta, Georgia
October 9, 1996